                               LOAN AGREEMENT
                         Dated as of November, 1998

                                   between

                        MINUTEMAN INTERNATIONAL, INC.

                                     and

                           LASALLE NATIONAL BANK,

                               LOAN AGREEMENT

THIS AGREEMENT (this "Agreement"), dated as of November 18, 1998, is entered into by and between "Lender" and "Borrower" (hereinafter defined).

                                  RECITALS:

     In order to finance Borrower's acquisition of AAR PowerBoss, Borrower desires to borrow from Lender and has requested that Lender make available and lend to Borrower, a revolving loan in the amount of up to $5,000,000 and a term loan in the principal amount of $14,000,000, upon the satisfaction of certain terms and conditions, all as more fully set forth below.

     NOW, THEREFORE, in consideration of the parties' mutual agreements contained herein, the parties hereto agree as follows:

1. DEFINITIONS

     1.1 GENERAL TERMS. As used in this Agreement, the following terms shall have the following definitions:

"AFFILIATE" shall mean any Person (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with Borrower, (b) that directly or beneficially owns or holds five percent (5%) or more of any class of the interests of Borrower, (c) five percent (5%) or more of whose voting stock (or in the case of a Person which is not a corporation, five percent (5%) or more of the equity interest or economic value of which) is owned directly or beneficially or held by Borrower, or (d) five percent (5%) or more of whose voting stock (or in case of a Person which is not a corporation, five percent (5%) or more of the equity interest or economic value of which) is owned directly or beneficially or held by a Person referred to in (a), (b) or (c) above.

"APPLICABLE LIBOR MARGIN" means an incremental amount in excess of the LIBOR Rate, as set forth on Annex A attached hereto, which will fluctuate as a function of the Total Debt to Total EBITDA Ratio.

"AGREEMENT" shall mean this Loan Agreement, any and all exhibits or schedules thereto, any and all concurrent or subsequent riders to this Loan Agreement and any extensions, supplements, amendments, modifications or restatements to or of this Loan Agreement and/or to or of any such rider.

"AUTHORIZED REPRESENTATIVE" shall mean any of the Chief Executive Officer, Chief Financial Officer, Treasurer, President, or any Vice President of the Borrower or any other officer of the

Borrower which is designated in writing to the Lender by any of the foregoing officers of the Borrower as being authorized to take actions or give notices as provided in this Agreement.

"BENEFIT PLAN" shall mean an employee pension benefit plan of Borrower or an ERISA Affiliate, as defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA.

"BORROWER" shall mean Minuteman International, Inc., an Illinois corporation with its chief executive office and principal place of business at 111 South Rohlwing Road, Addison, Illinois 60101.

"BORROWER'S BOOKS" shall mean all of Borrower's books and records including, but not limited to: minute books; ledgers; records indicating, summarizing, or evidencing Borrowers assets, liabilities; records indicating, summarizing, or evidencing Borrower's business operations or financial condition; records indicating, summarizing, or evidencing Borrower's compliance with or problems or activities concerning Environmental Laws; and all computer programs, disc or tape files, printouts, runs, and other computer prepared information and the equipment containing such information and any software necessary to operate the same.

"BORROWER'S LOAN ACCOUNT" shall mean a loan account maintained by Lender on its books in which shall be recorded (i) all loans and advances made by Lender to Borrower pursuant to this Agreement, (ii) all payments made by Borrower on all such loans and advances, and (iii) all other appropriate debits and credits as provided in this Agreement.

"BUSINESS DAY" shall mean any day other than a Saturday, Sunday, or other day on which commercial banks in Illinois are required to be closed, or any other day on which dealings are not carried on in the applicable offshore dollar interbank market.

"CLOSING" shall have the meaning set forth in Section 4.1 hereof.

"CODE" shall mean the Uniform Commercial Code of the State of Illinois as in effect from time to time during the Initial Term and any renewal term hereof and any and all terms used in this Agreement which are not otherwise defined herein but are defined in the Code shall be construed and defined in accordance with the meaning and definition ascribed to such terms under the Code.

"COMMITMENTS" shall mean Lender's Revolving Loan Commitment and Term Loan Commitment.

"DAILY BALANCES" shall mean the amount determined by taking the amount of the Revolving Loans owed at the begging of the given day, adding any Revolving Loans advanced or incurred on such date, and subtracting any payments or collections of Revolving Loans which are deemed to be paid on that date under the provisions of this Agreement.

"DEFAULT RATE" shall have the meaning set forth in Section 2.5(b) hereof.

"EBIT" means, as to Borrower for any Fiscal Quarter, the sum of (without duplication)(i) net income for that Fiscal Quarter, less any extraordinary gains or losses, (ii) Interest Expense of Borrower for that Fiscal Quarter, and (iii) income taxes paid or provided for by Borrower for that Fiscal Quarter, all determined in accordance with Generally Accepted Accounting Principles consistently applied.

"EBITDA" means, as to Borrower for any Fiscal Quarter, the sum of (without duplication) (i) net income for that Fiscal Quarter, less any extraordinary gains or losses, (ii) Interest Expense of Borrower for that Fiscal Quarter,
(iii) depreciation and amortization expenses of Borrower for that Fiscal Quarter, and (iv) income taxes paid or provided for by Borrower for that Fiscal Quarter, all determined in accordance with Generally Accepted Accounting Principles consistently applied.

"EFFECTIVE DATE" shall mean the date on which the conditions precedent for initial loans under Section 4 hereof have been satisfied and the initial Revolving Loan or Term Loan has been made.

"ENVIRONMENTAL LAWS" shall mean any applicable laws, statutes, rules, regulations, orders, consent decrees, permits or licenses of any governmental authority, relating to prevention, remediation, reduction or control of pollution, or protection of the environment, natural resources and/or human health and safety, including, without limitation, such applicable laws, statutes, rules, regulations, orders, consent decrees, permits or licenses relating to (a) solid waste and/or Hazardous Materials treatment, storage, disposal, generation and transportation, (b) air, water, and noise pollution,
(c) soil, ground, water or groundwater contamination, (d) the generation, handling, storage, transportation or Release into the environment of Hazardous Materials, and (e) regulation of underground and above ground storage tanks.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and all references to sections thereof shall include such sections and any predecessor and successor provisions thereto.

"ERISA AFFILIATE" shall mean each trade or business (whether or not incorporated) which, together with Borrower, would be treated as a single employer under Section 4001(a)(14) of ERISA or IRC Section 414(b), (c), (m),
(n) or (o), as applicable.

"EVENT OF DEFAULT" shall mean the occurrence of any one or more of the events set forth in Section 10 of this Agreement.

"FISCAL MONTH" shall mean those periods of approximately one-month duration used by Borrower for accounting purposes, as more fully so forth on Schedule 1 hereto.

"FISCAL QUARTER" shall mean each fiscal period of Borrower consisting of three Fiscal Months and of approximately a 13-week duration, which is used by Borrower for accounting purposes.

"FISCAL YEAR" shall mean with respect to Borrower, the fiscal year of Borrower ending on December 31st.

"FIXED CHARGE COVERAGE RATIO" shall mean, at the end of any Fiscal Quarter, the ratio of (a) EBITDA to (b) current maturities of long term debt and capitalized leases paid or scheduled to be paid during such period, Interest Expanse, any prepayments on any Indebtedness (except prepayments on trade payables, Revolving Loans and Term Loans) paid during such period, for such Fiscal Quarter plus the 3 immediately preceding Fiscal Quarters.

"GENERALLY ACCEPTED ACCOUNTING PRINCIPLES" shall mean, with respect to any date of determination, generally accepted accounting principles as used by the Financial Accounting Standards Board and/or the American Institute of Certified Public Accountants consistently applied and maintained throughout the periods indicated.

"HAZARDOUS MATERIALS" shall mean any flammable or explosive materials, petroleum (including crude oil), radioactive materials, hazardous wastes, toxic substances or related hazardous materials, including without limitation polychlorinated biphenyls, friable asbestos, and any substances defined as, or included in the definition of toxic or hazardous substances, wastes, or materials under any federal or applicable state or local laws, ordinances, rules or regulations including Environmental Laws.

"INDEBTEDNESS" shall mean, with respect to any Person, (a) indebtedness for borrowed money or for the deferred purchase price of property or services in respect of which such Person is liable, contingently or otherwise, as obliger or otherwise, including without limitation accounts payable and accrued indebtedness owed by such Person or any commitment by which such Person assures a creditor against loss, (b) indebtedness guaranteed in any manner by such Person, including guarantees in the form of an agreement to repurchase or reimburse, (c) obligations under leases which shall have been or should be, in accordance with Generally Accepted Accounting Principles, recorded as capital leases, in respect of which obligations such Person is liable, contingently or otherwise, as obliger, guarantor or otherwise, or in respect of which obligations such Person assures a creditor against loss, and (d) any unfunded obligation of such Person to any Benefit Plan or Multi-employer Plan; provided, however, any amounts in the nature of accrued vacation, commissions and overtime pay shall not be considered Indebtedness hereunder.

"INITIAL TERM" shall have the meaning set forth in Section 3.1 hereof.

"INSOLVENCY PROCEEDING" shall mean, with respect to any Person, any proceeding commenced by or against such Person, under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy, reorganization or insolvency law, or any assignment for the benefit of creditors, formal or informal moratorium, compositions or extensions with some or all creditors of such Person.

"INTEREST EXPENSE" shall mean, for any period, for the Borrower and determined in accordance with Generally Accepted Accounting Principles, (i) gross interest expense for the period (including that portion of capital leases attributable to Interest), Plus (ii) any payments made under interest rate Swap Contracts to the extent not included in clause (i) of this definition, and (iii) the sum of any payments received under interest rate Swap Contracts and up to $50,000 of any other interest received on a rolling twelve-month basis.

"INTEREST PAYMENT DATE" shall mean the last day of any Interest Period.

"INTEREST PERIOD" shall mean, with respect to (A) any LIBOR Loan, the period commencing on the borrowing date or on the conversion or continuation date of such LIBOR Loan and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as the Borrower may elect, and (B) any Reference Rate Loan, the period commencing on the date of conversion of such Loan to a Reference Rate Loan and ending on the last business day of each calendar quarter, or the expiration or earlier termination of this Agreement, whichever occurs first; provided, however, that (i) each such Interest Period occurring after the initial Interest Period shall commence on the day on which the preceding Interest Period expires, (ii) if any Interest Period would end on a day that shall not be a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, with respect to Eurodollar Loans only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day, (iii) no Interest Period with respect to any Revolving Loan shall end later than the expiration of the term of this Agreement, and (iv) interest shall accrue from and including the first day of an Interest Period to and including the last day of such Interest Period.

"IRC" shall mean the Internal Revenue Code of 1986, as amended, and all references to sections thereof shall include such sections and any predecessor and successor provisions thereto.

"JUDICIAL OFFICER OR ASSIGNEE" shall mean any trustee, receive, controller, custodian, assignee for the benefit of creditors or any other Person or entity having powers or duties like or similar to the powers and duties of a trustee, receiver, controller, custodian, or assignee for the benefit of creditors.

"LIBOR RATE OR EURODOLLAR RATE" shall mean, with respect to any LIBOR Loan for any Interest Period, the interest rate per annum equal to the quotient obtained by dividing (x) the rate of interest determined by Lender to be the average of the rate per annum at which deposits in U.S. dollars are generally offered in the London Interbank Bank at 11:00 A M. London time, three (3) Business Days before the first day of such Interest Period, for a period equal to such Interest Period and in the amount of the applicable LIBOR Loan, by (y) the difference between one hundred percent (100%) and any applicable reserve requirements (rounded upward to the nearest whole multiple of one hundredth (1/100) of one percent (1%) per annum), including, without limitation, any statutory maximum requirement for Lender to hold reserves for "Eurocurrency Liabilities" under Regulation D of the Board of Governors of the Federal Reserve System (or any similar reserves under any successor regulation or regulations).

"LIBOR LOAN" shall mean all of the Loans of Borrower unless Lender elects to convert such Loan to a Reference Rate Loan as provided herein.

"LIEN" shall mean any mortgage, deed of trust, pledge, fixed or floating charge, lien, security interest, or encumbrance or security arrangement of any nature whatsoever, whether arising by written or oral agreement or by operation of law, including without limitation any conditional sale or Idle retention arrangement and any assignment, deposit arrangement or lease intended as or having the effect of, security.

"LOAN DOCUMENTS" mean all agreements, instruments and documents, including without limitation loan agreements (including without limitation this Agreement), notes, subordination agreements, intercreditor agreements, affidavits, certificates, powers of attorney, consents, opinions, notices, and all amendments, supplements, restatements and renewals thereof, and all other written matter, whether heretofore, now or hereafter executed by or on behalf of Borrower, or any other Person in connection with the Obligations or the transactions contemplated hereby, and delivered to Lender, together with all agreements, instruments and documents referred to therein or contemplated thereby whether heretofore, now or hereafter executed by or on behalf of Borrower or any such other Persons and delivered to Lender, and all amendments, supplements, restatements and renewals thereof, but not including any proposal letter, commitment letter or other comparable documents delivered prior to the date hereof and not expressly incorporated herein and made a part hereof.

"LOANS" shall mean the collective reference to the Revolving Loan and Term
Loan.

"MAXIMUM FACILITY" shall mean $19,000,000.

"MAXIMUM REVOLVING CREDIT FACILITY" shall mean $5,000,000.

"MULTI EMPLOYER PLAN" shall mean a plan described in Section 4001(a)(3) of ERISA which covers employees of Borrower or any ERISA Affiliate.

"NOTES" shall mean the Revolving Loan Note and Term Loan Note.

"OBLIGATIONS" shall mean all loans, advances, overdraws, debts, liabilities (including without limitation any and all amounts charged to Borrower's account pursuant to any agreement authorizing Lender to charge Borrower's Loan Account), obligations, obligations with respect to Permitted Swap Obligations, covenants, lease payments, guarantees and duties owing by Borrower Lender of any kind or description (whether advanced pursuant to or evidenced by this Agreement, by the Revolving Loan Note and Term Loan Note, by any other Loan Document or other agreement, instrument or document or otherwise), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including without limitation all interest, all Out-of-Pocket Fees and Costs which Borrower is required to pay or reimburse by this Agreement or any other Loan Document, by law or otherwise.

"OUT-OF-POCKET FEES AND COSTS" shall have the meaning set forth in Section 2.6 hereof.

"PBGC" shall mean the Pension Benefit Guaranty Corporation or any successor agency.

"PERMITTED LIENS" shall have the meaning set forth in Section 6.1 hereof.

"PERMITTED SWAP OBLIGATIONS" means all obligations (contingent or otherwise) of the Borrower existing or arising under Swap Contracts, provided that each of the following criteria is satisfied: (i) such obligations are entered into by Borrower either to mitigate risks associated with the Term Loans or in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments or assets held or reasonably anticipated by Borrower, or changes in the value of securities issued by Borrower in conjunction with a securities repurchase program not otherwise prohibited hereunder, and not for purposes of speculation; (ii) such Swap Contracts do not contain (a) any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party, or (b) any provisions creating or permitting the declaration of an event of default, termination event or similar event upon the occurrence of an Event of Default hereunder (other than an Event of Default under subsection 10.1). Any Swap Contract entered into by Borrower with LaSalle or ABN-AMRO is considered a Permitted Swap Obligation hereunder.

"PERSON" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, end or governmental entity.

"POTENTIAL DEFAULT" shall mean any event which through the passage of time, service of notice or both, would mature into an Event of Default.

"PROHIBITED TRANSACTION" shall mean any transaction described in Section 406 of ERISA which is not exempt by reason of Section 408 of ERISA, and any transaction described in Section 4975(c) of the IRC which is not exempt by reason of Sections 4975(c)(2) or (d) of the IRC, and which could result in any excise tax, fine, penalty or other liability being imposed on Borrower.

"PURCHASE" shall mean the acquisition of AAR PowerBoss by Borrower.

"REFERENCE RATE" shall mean the variable per annum rate of interest announced from time to time by LaSalle at its corporate headquarters in Chicago, Illinois, as its Prime or equivalent rate. The "Reference Rate" is one of LaSalle's index rates and merely serves as a basis under which effective rates of interest are calculated for loans making reference thereto and may not be the lowest or best rate at which LaSalle calculates interest or extends credit.

"REFERENCE RATE LOAN" shall mean any Loan with respect to which Lender shall have required an interest rate based upon the Reference Rate in accordance with the provisions of Section 2 of this Agreement.

"RELEASE" shall mean any actual or threatened past, present or future releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, seeping, injecting, escaping, leaching, dumping or disposing, whether intentional or not.

"REPORTABLE EVENT" shall mean a reportable event described in Section 4043 of ERISA or the regulations thereunder, for which the thirty (30) day notice requirement has not been waived.

"REVOLVING LOAN NOTE" shall have the meaning set forth in Section 2.1 hereof.

"REVOLVING LOAN TERMINATION DATE" shall mean November 17, 1999.

"REVOLVING LOAN" shall have the meaning set forth in Section 2.1 hereof.

"SUBORDINATED INDEBTEDNESS" shall mean Borrower's Indebtedness to any Person subordinated to the repayment of the Obligations on terms acceptable to Lender, including.

"SUBSIDIARY" shall mean any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by Borrower, or any partnership or joint venture of which more than fifty percent (50%) of the outstanding equity interests are at the time, directly or indirectly, owned by Borrower.

"SWAP CONTRACT" means any agreement, in writing, relating to any transaction that its a rate swap, basis swap, forward rate transaction, commodity swap, equity or equity index swap, interest rate option, cap, collar or floor transaction, currency swap, cross currency rate swap, currency option or any other similar transaction (including, the option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing all or any of the foregoing.

"TANGIBLE ASSETS" shall mean the total of all assets appearing on a balance sheet of the Borrower prepared in accordance with Generally Accepted Accounting Principals (with inventory valued on a first in/first out basis), after deducting all proper reserves (including reserves for depreciation, obsolescence and amortization) less the sum of (i) goodwill, patents, trademarks, prepaid expenses, deposits, deferred charges and other personal property which is classified as intangible property in accordance with Generally Accepted Accounting Principals, and (ii) any amounts due from shareholders, affiliates, officers or employees of Borrower.

"TANGIBLE NET WORTH" Shall mean at any time the total of (a) Tangible Assets less liabilities, plus (b) the unpaid principal amount of Subordinated Debt.

"TERM LOANS" shall have the meaning set forth in Section 2.2 of this Agreement.

"TERM LOAN NOTES" shall have the meaning set forth in Section 2.2 of this Agreement.

"TERM LOAN TERMINATION DATE" shall have the meaning set forth in Section 2.2 of this Agreement.

"TOTAL DEBT" shall mean the Maximum Facility hereunder, $19,000,000.

"TOTAL DEBT TO EBIDTA RATIO" shall mean, at the end of any Fiscal Quarter, the ratio of (i) Total Debt to (ii) the EBITDA for such Fiscal Quarter plus the 3 immediately preceding Fiscal Quarters.

"UNCURED DEFAULT" shall mean an Event of Default which shall be continuing.

     1.2 ACCOUNTING TERMS. Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with Generally Accepted Accounting Principles. In the event that changes in Generally Accepted Accounting Principles shall be mandated by the Financial Accounting Standards Board and/or the American Institute of Certified Public Accountants or any similar accounting body of comparable standing, or shall be recommended by Borrower's certified public accountants, to the extent that such changes would modify such accounting terms or the interpretation or computation thereof as contemplated by this Agreement at the time of execution hereof, then in such event such changes shall be followed in defining such accounting terms only after the Borrower and Lender shall have agreed to amend this Agreement to reflect the original intent of such terms in light of such changes, and such terms shall continue to be applied and interpreted without such change until such agreement.

     1.3 CERTAIN MATTERS OF CONSTRUCTION. The terms "herein" "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. The section titles, table of contents and list of exhibits appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. All references to any instruments or agreements, including, without limitation, references to any of the Loan Documents shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof. The Recitals to this Agreement are incorporated into this Agreement in their entirety and deemed to be a part hereof.


2. LOANS; FEES; TERMS OF PAYMENT

     2.1 REVOLVING CREDIT FACILITY. Subject to the terms and provisions of this Agreement including without limitation, that no Event of Default or Potential Default has occurred and all other conditions precedent to lending under
Section 4 hereof have been satisfied, upon the request of Borrower, made at any time and from time to time until the Revolving Loan Termination Date, Lender agrees to make loans and advances (hereinafter individually referred to as a "Revolving Loan" and collectively as "Revolving Loans") to Borrower from time to time so long as the aggregate amount of the Revolving Loans outstanding at any time does not exceed the Maximum Revolving Credit Facility. The Revolving Loans shall be evidenced by, and repayable in accordance with, Revolving Loan Notes substantially in the form of Exhibit B ("Revolving Loan Notes").

     2.2 TERM LOAN FACILITY. Subject to the terms and provisions of this Agreement, at the time of Closing hereunder, upon fulfillment of all the conditions precedent to any Loans under Section 4 hereof, Lender agrees to make a term loan to Borrower in the amount of $14,000,000 (the "Term Loan") on the date hereof. The Term Loan shall be evidenced by, and repayable in accordance with, the Term Loan Note substantially in the form of Exhibit C ("Term Loan Note"). The outstanding principal balance of the Term Loan shall be payable in twelve (12) semi-annual installments each in the amount set forth below, payable on May 18th and November 18th each year commencing May 18, 2000, with a final payment of the then outstanding principal balance and all interest accrued thereon on November 18, 2005 (the "Term Loan Termination Date"):

                        Installment  Semi-Annual Payment
                        -----------  -------------------
                             1            $750,000
                             2            $750,000
                             3            $750,000
                             4            $750,000
                             5            $750,000
                             6            $750,000
                             7            $750,000
                             8            $750,000
                             9            $750,000
                             10           $750,000
                             11           $750,000
                             12          $5,750,000

                        TOTAL           $14,000,000

     2.3 BORROWING PROCEDURES. (a) Lender shall have received, on or before two (2) Business Days prior to the date a Revolving Loan is to be made, (i) an oral request from Borrower for a Revolving Loan in a specific amount (and a request in writing, which shall be delivered to Lender on the same Business Day, executed by an Authorized Representative of Borrower), and (ii) copies of all other documents which the Borrower is required to deliver to Lender hereunder. If such request for a Revolving Loan is received by Lender orally before 12:00 p.m. Chicago time two (2) Business Days prior to the date a LIBOR Loan is to be made, subject to the other terms and conditions of this Agreement, Lender will make such Revolving Loan on the applicable day on which such Revolving Loan is to be funded hereunder, subject to any delays beyond Lender's reasonable control, provided that Lender shall not be liable for any damages or liabilities for the failure to so make any Revolving Loan on the day requested unless such failure was due to Lender's gross negligence or wilful misconduct. If no Interest Period is specified with respect to a LIBOR Loan in such notice, then Borrower shall be deemed to have selected an Interest Period of one month's duration.

     2.4 PAYMENTS AND PREPAYMENTS. Borrower shall make each payment in respect of the principal of and interest on the Revolving Loans, Term Loans and any other payments due under this Agreement not later than 12:00 p.m. Chicago time on the day when due, in U.S. dollars, to the Lender in immediately available funds.

     (a) Borrower shall, at the time of making such payment under this Agreement, any Revolving Loan Note, or any Term Loan Note, specify to the Lender the Revolving Loans, Term Loan or other amounts payable by Borrower hereunder to which such payment is to be applied (and in the event that it fails to so specify, or if an Event of Default has occurred and is an Uncured Default, the Lender shall allocate such payment in such manner as Lender may determine to be appropriate.

     (b) Subject to Section 3.4 of this Agreement and except as otherwise provided herein, any prepayment of the Obligations by Borrower shall be without premium or penalty, other than the imposition of the Default Rate of interest, where applicable. Except as otherwise provided herein, any prepayments of the Term Loan shall be applied pro rata to the installments due thereunder in the inverse order of their maturity.

     2.5 INTEREST. (a) RATE. Each Loan shall bear interest on the unpaid principal balance thereof at a rate per annum (computed on the basis of the actual number of days elapsed over a 360-day year) equal to the Libor Rate for the Interest Period in effect plus the Applicable Margin (the "Eurodollar Rate") (unless the Reference Rate is used as provided herein). Interest on Loans for 1, 2, 3 and 6-month Interest Periods shall be payable in arrears on the applicable Interest Payment Date. The interest rate on the Loans from the date of Closing through the date on which Borrower submits its first Compliance Certificate (as required pursuant to Section 8.1 hereof) shall be calculated at the applicable Level III rate set forth on Annex A hereto. Thereafter, the interest rate shall be calculated as set forth in this Section 2.

     (b) DEFAULT RATE. Notwithstanding the foregoing, the Revolving Loan and Term Loan shall bear interest, from and after written notice by Lender to Borrower of the occurrence of an Event of Default and for so long as an Event of Default shall be an Uncured Default and without constituting a waiver of any such Event of Default, on the balances owing from time to time, at a rate per annum equal to two (2) percentage points above the Eurodollar Rate (or Reference Rate, as the case may be) then in effect (the "Default Rate"), payable monthly in arrears on the last day of each month.

     (c) MAXIMUM INTEREST. It is the intention of Lender and Borrower to comply with the laws of the State of Illinois, and notwithstanding any provision to the contrary contained herein or in the other Loan Documents, Borrower shall not be required to pay, and Lender shall not be permitted to collect, any amount in excess of the maximum amount of interest permitted by applicable law ("Excess Interest"). If any Excess Interest is provided for or determined to have been provided for in this Agreement or any other Loan Documents by a court of competent jurisdiction, then in such event (i) the provisions of this Section shall govern and control; (ii) Borrower shall not be obligated to pay any Excess Interest; (iii) any Excess Interest that Lender may have received hereunder shall be, at Lender's option, (A) applied as a credit against either the outstanding principal balance of the Loans or accrued and unpaid interest hereon, (B) refunded to the Borrower thereof, or (C) any combination of the foregoing; (iv) the interest rate(s) provided for herein shall be automatically reduced to the maximum rate allowed under applicable law, and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction; and (v) Borrower shall not have any action against Lender for any damages arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if any interest payment or other charge or fee payable hereunder or under any of the other Loan Documents exceeds the maximum amount then permitted by applicable law, then to the extent permitted by law, Borrower shall be obligated to pay the maximum amount then permitted by applicable law and Borrower shall continue to pay the maximum amount from time to time permitted by applicable law until all such interest payments and other charges and fees otherwise due hereunder or under any of the other Loan Documents (in the absence of such restraint imposed by applicable law) have been paid in full.

     (d) CHARGES TO LOAN ACCOUNT. Lender may, at its option, charge any interest and fees payable hereunder or under any of the other Loan Documents to Borrower's Loan Account, and any amounts so charged shall thereupon constitute Obligations hereunder, and shall thereafter accrue interest as provided in this Agreement.

     2.6 FEES. In consideration of Lender's establishing the Maximum Facility hereunder and making of the Loans hereunder, Borrower shall pay to Lender:

     (a) Loan Fee. A one (1) time loan fee in the amount of Twenty-One Thousand and No/100 Dollars ($21,000.00), due upon Closing.

     (b) Out-of-Pocket Fees. All reasonable out-of-pocket fees, costs and expenses ("Out-of-Pocket Fees and Costs"), incurred by Lender in connection with any matters contemplated by or arising out of this Agreement, or any other Loan Document, all of which shall be part of the Obligations, payable on demand, including without limitation the following: (i) expenses in verifying or inspecting the Borrower's Books with respect hereto; (ii) wire transfer fees in connection with Lender's forwarding to Borrower the proceeds of the Revolving Loan hereunder; (iii) photocopying and other mechanical or electronic reproduction expenses in connection with Lender's rights of inspection under this Agreement or any other Loan Document or in connection with any service utilized by Lender to perform such functions; (iv) expenses in connection with the documentation, negotiation and closing of the Revolving Loan and Term Loan (including any and all amendments or waivers with respect hereto), including without limitation, reasonable fees, costs and expenses of Lender for attorneys and paralegals (provided that such costs set forth in (i) through (iv) shall not exceed, in the aggregate, $5,000.00); (v) costs and expenses to correct any Event of Default or enforce any provision hereof.

     2.7 PAYMENT DATES. Any payment due under this Agreement on any day other than a Business Day shall be due on the next succeeding Business Day, and such payment shall bear interest in accordance herewith until actually received.

     2.8 REGULATIONS AFFECTING LOANS. If (a) Regulation D or any other regulation of the Board of Governors of the Federal Reserve System or any other Federal regulation, or (b) after the date hereof, the adoption of any applicable law, rule or regulation, or any change, amendment to, deletion from or revision, modification or other change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or by any court, or compliance by Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency,

     (i) shall impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Federal Reserve Board), special deposit, special assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by Lender; or

     (ii) shall impose on Lender any other condition affecting the Loans; and the result of any of the foregoing is to increase the cost to Lender of making or maintaining the Loans, or to reduce the amount of any sum received or receivable by Lender under this Agreement or under any Note with respect thereto, then on the earlier of termination of this Agreement or fifteen days after demand, unless such increased cost is a direct result of an increase required by a regulatory body in Lender's capital and Borrower immediately notifies Lender in writing of its intention to prepay the Obligations in full within ninety (90) days of such demand, and makes payment to Lender of the Obligations within such ninety (90) day period, Borrower shall pay to Lender from time to time such additional amount or amounts as Lender reasonably determines will compensate Lender for such increased cost or such reduction.

     2.9 INDEMNITY. The Borrower shall indemnify Lender against any loss, fee, claim, damage, liability or expense which Lender may sustain or incur as a consequence of (i) any failure by the Borrower to fulfill on the date of any borrowing hereunder the applicable conditions set forth in this Agreement, (ii) any failure by the Borrower to borrow hereunder after notice of borrowing pursuant to this Agreement has been given, (iii) any payment or prepayment required by any provision of this Agreement, other than Section 2.10 of this Agreement, and made on a date other than the last day of the applicable Interest Period, or (iv) the occurrence of any Event of Default.

Such loss or reasonable expense shall include, without limitation, an amount equal to the excess, if any, as reasonably determined by Lender of its cost of obtaining the funds for the Loan being paid or prepaid or not borrowed (based on the Libor Rate applicable thereto) for the period from the date of such payment, prepayment or failure to borrow to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan which would have commenced on the date of such failure to borrow) over the amount of interest (as reasonably determined by Lender) that could be realized by Lender in re-employing during such period the funds so paid, prepaid or not borrowed. A certificate of Lender setting forth any amount or amounts which Lender is entitled to receive pursuant to this Section 2.9 shall be conclusive absent manifest error.

     2.10 CHANGE IN LEGALITY.

     (a) Notwithstanding anything to the contrary herein contained, if any change in any law or regulation or in the interpretation thereof by any governmental authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any LIBOR Loan or to give effect to its obligations as contemplated hereby (an "Illegality"), or if Lender determine that maintenance of LIBOR Loans would cause it to implement or modify any reserve, special deposit or assessment or other requirement, or impose any other condition on Lender affecting the Revolving Loan or the Term Loan not applicable to Lender on the Closing (each of the foregoing circumstances called a "Regulatory Action"), then, by written notice to the Borrower, Lender shall:

     (i) declare that LIBOR Loans will not thereafter be made by Lender hereunder, whereupon the Borrower shall be prohibited from requesting LIBOR Loans from Lender hereunder unless such declaration is subsequently withdrawn; provided, however, that if after the date of any such declaration there shall occur any change in law or regulation or in the interpretation thereof by any government authority charged with the administration or interpretation thereof that shall eliminate such Illegality, Lender shall as promptly as reasonably practicable notify the Borrower of such occurrence and withdraw such declaration; and

     (ii) require that all outstanding LIBOR Loans made by it be converted loans at the Reference Rate, in which event all Loans shall be automatically converted to loans at the Reference Rate as of the effective date of such notice as provided in paragraph (b) below.

     (b) For purposes of this Section 2.10, a notice to the Borrower by Lender pursuant to paragraph (a) above shall be effective on the date of receipt by the Borrower.

     2.11 UNAVAILABILITY OF DEPOSITS OR INABILITY TO ASCERTAIN, OR INADEQUACY OF LIBOR RATE. If on or prior to the first day of any Interest Period for any Borrowing of LIBOR Loans:

     (a) Lender advises the Borrower that deposits in U. S. dollars (in the applicable amounts) are not being offered to it in the off-shore U.S. dollar interbank market for such Interest Period, or

     (b) Lender determines that the Libor Rate will not adequately and fairly reflect the cost to such Lender of funding the Loans for such Interest Period,

then the Lender shall forthwith give notice thereof to the Borrower and the Lender, whereupon until the Lender notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Lender to make Loans shall be suspended without liability to Lender.

     2.12 INCREASED COST AND REDUCED RETURN; LIBOR LOANS. If on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

     (a) shall subject Lender to any tax, duty or other charge with respect to the Revolving Loan Note or the Term Loan Note, or shall change the basis of taxation of payments to Lender of the principal of or interest on the Loans or any other amounts due under this Agreement in respect of its Loans or its obligation to make Loans (except for changes in the rate of tax on the overall net income of Lender imposed by the jurisdiction in which Lender's principal executive office); or

     (b) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, against assets of, deposits with or for the account of, or credit extended by, Lender (or its Applicable Lending Office) or shall impose on Lender or on the interbank market any other condition affecting the Revolving Loan Note, the Term Loan Note, or its obligation to make Loans; and the result of any of the foregoing is to increase the cost to Lender of making or maintaining any Loan, or to reduce the amount of any sum received or receivable by Lender under this Agreement or under the Revolving Loan Note or the Term Loan Note with respect thereto, by an amount deemed reasonably and in good faith by Lender to be material, then, if such Loan is for an Interest Period of more than ninety (90) days, Borrower shall, within fifteen (15) days after demand by Lender, be obligated to pay Lender such additional amount or amounts as will compensate lender for such increased cost or reduction (computed commencing on the effective date of any event mentioned herein). Lender agrees to use its best efforts to give the Borrower notice of the occurrence of any event mentioned herein. In addition, Lender may, upon notice to Borrower, elect to increase the interest rate applicable to all Loans made subsequent thereto, to compensate Lender for such increased cost or reduced yield.

     2.13 DISCRETION OF LENDER AS TO MANNER OF FUNDING. Notwithstanding any other provision of this Agreement, Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if Lender had actually funded and maintained the Loans through the purchase of deposits in the interbank market having a maturity corresponding to each Loan's Interest Period and bearing an interest rate equal to the Libor Rate for such interest period.

     2.14 ADJUSTMENTS TO INTEREST RATES.   The LIBOR Rate shall be adjusted as
to the Applicable Margin based on changes in the Total Debt to EBITDA Ratio. Such adjustments shall be made by the Bank without notice to Borrower, based on such Ratio as of the end of a Fiscal Quarter. The Applicable Margin shall be reduced to a specified level only in the event that (A) no Potential Default or Event of Default exists as of the date of determination and (B) the required Total Debt to EBITDA Ratio has been satisfied. All adjustments shall be effective as follows:

     (a) Lender shall make its Applicable Margin determination within 10 Business Days of the receipt by Lender (the "Review Periods) of Borrower's quarterly or annual financial statements and Compliance Certificate indicating that an adjustment in the Applicable Margin is warranted;

     (b) any reduction or increase in the Applicable Margin after the Review Period shall be effective on the first day of the Fiscal Quarter following such increase or reduction, and

     (c) if any Financial Statements necessary for calculation of the Total Debt to EBITDA Ratio provided for in this Section 2.14 are not delivered to the Lender within the time periods specified in Section 8.2, and such statements when ultimately delivered give rise to an increase or decrease in the applicable Margin, such increase or decrease shall be retroactive to the date such Financial Statements were required to be delivered pursuant to Section 8.2.

3. TERMS OF THIS AGREEMENT; PREPAYMENTS

     3.1 INITIAL TERM AND RENEWAL TERMS. This Agreement shall have a term (the "Initial Term") commencing on the Effective Date and expiring on November 17, 1999 with respect to the Revolving Loan Note, and on November 18, 2005, with respect to the Term Loan Note, and shall not be extended thereafter except by written agreement of the parties hereto.

     3.2 LENDER'S RIGHT TO TERMINATE. Notwithstanding the foregoing, upon the occurrence of an Event of Default, Lender may in accordance with Sections 11.1 of this Agreement terminate this Agreement without notice, except that this Agreement shall terminate automatically upon an Event of Default under Section
10.6 or 10 7.

     3.3 EFFECTS OF TERMINATION. On the date of termination or expiration of this Agreement, all Obligations owed by Borrower shall become immediately due and payable without notice or demand and shall be repaid in cash or by a wire transfer of immediately available funds.

     3.4 PREPAYMENTS. Borrower may borrow, repay and reborrow the Revolving Loan in whole or in part at any time subject to the terms of this Agreement. Borrower may repay and prepay the Term Loan in whole or in part at any time. Payments and prepayments of the Term Loan may not be reborrowed.

     3.5 TERMINATION; REDUCTION OF MAXIMUM CREDIT FACILITY. Subject to the terms of Section 3.4 of this Agreement and this Section 3.5, Borrower may, at any time, on thirty (30) days written notice prior to the end of any month, prepay in full the Loans and terminate this Agreement by paying to Lender, in cash or by a wire transfer of immediately available funds, the Obligations then outstanding.

4. CONDITIONS PRECEDENT

     4.1 CLOSING; CONDITIONS TO INITIAL LOAN AND CLOSING. The initial Revolving Loan and Term Loan hereunder shall be made upon the Effective Date hereunder at the offices of Lender's counsel ("Closing"). In addition to those conditions set forth hereunder in Section 4.2 with respect to all Loans hereunder, prior to or contemporaneously with the making of the initial Revolving Loan and/or Term Loan hereunder at Closing, Lender shall be satisfied that all of the following conditions precedent shall have been satisfied in a manner satisfactory to Lender.

     (a) SATISFACTORY DUE DILIGENCE. Lender shall have completed and shall be satisfied with the results of (i) the Borrower's most recent interim financial statements; and (ii) any governmental approvals, waivers or consents.

     (b) NO ADVERSE CHANGE. There shall have been, as determined by Lender in its discretion, (i) no material adverse change since June 30, 1998 in the operations (financial or otherwise) of Borrower, and (ii) no material litigation or claims with respect to this Agreement which is adverse to Borrower.

     (c) REQUIRED DOCUMENTS. Lender shall have received all of the following documents, each in form and substance satisfactory to Lender and its counsel, duly executed and dated the Effective Date (or such other date prior thereto as shall be satisfactory to Lender):

     (i)  Agreement.  Multiple copies of this Agreement as requested by Lender.

     (ii) Revolving Loan Note. The Revolving Loan Note.

     (iii) Term Loan Note. The Term Loan Note.

     (iv) Organizational Documents. Copies, certified no earlier than thirty days before the Closing, by the Secretary of State of the State of Illinois, of the Articles of Incorporation, and any amendments thereto, of the Borrower.

     (v) Certificate of Existence. A certificate of the Secretary of State of the State of Illinois dated no earlier than thirty days before the Closing, as to the good standing of Borrower in Illinois and in each other State in which the failure of Borrower to be qualified to transact business as a foreign corporation would have a material adverse impact on Borrower.

     (vi) Opinion of Counsel. The written opinion, in a form acceptable to Lender, of Borrower's counsel, dated as of the date hereof and addressed to Lender

     (vii) Financial Statements. All information, Financial Statements, or notices to be delivered to the Lender pursuant to Section 8 hereof;

     (viii) Letter of Direction. Copies of a letter of direction with wire transfers or other appropriate instructions directing Lender to disburse funds in appropriate amounts to specific accounts;

     (ix) Directors' Consents. Certified copies of the unanimous written consents, or resolutions duly adopted at meetings, of the Board of Directors of the Borrower, in form reasonably acceptable to Lender, authorizing the execution, delivery and performance by the Borrower of this Agreement, the Notes and the other Loan Documents.

     (x) Borrower's Deliveries. In form and substance reasonably satisfactory to the Lender, each and every agreement, document, note, release, certificate, notice, affidavit, exhibit, schedule, legal opinion or assignment, which the Lender may reasonably request from the Borrower to effect the intent of this Agreement.

     (xi) Completion of Transactions. Satisfactory evidence of completion of the Purchase.

     (xii)  Other. Such other documents as Lender shall reasonably request.

     (d) OUT-OF-POCKET FEES AND COSTS. Lender shall have received reimbursement for all Out-of-Pocket Fees and Costs which then have been paid or accrued by Lender, not to exceed $5,000.00.

     4.2 CONDITION OF ALL LOANS. Notwithstanding any other provisions contained in this Agreement, the making of each Loan shall be conditioned upon the satisfaction of the matters set forth in this Section 4.2, and each request by Borrower for a Revolving Loan shall constitute a representation to Lender that each such condition set forth below has been met or satisfied.

     (a) WARRANTIES AND REPRESENTATIONS. All of the warranties and representations contained in this Agreement or any other Loan Document shall be true and correct in all material respects on and as of the date of such Revolving Loan as if made on such date and each request for a Revolving Loan shall constitute an affirmation by Borrower that such warranties and representations are then true and correct in all material respects (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

     (b) BORROWER'S REQUEST. Lender shall have received on or before 12:00 p.m. central standard time two (2) Business Days prior to the date a Revolving Loan is to be made a written or telephonic request from an officer of Borrower (or any other Person believed by to be authorized by Borrower pursuant to Section 2.1), for a Revolving Loan in a specific amount. In addition, with respect to a request for a Revolving Loan, Lender shall have received copies of all other documents required to have been delivered to Lender hereunder. Lender shall be entitled, but not required, to rely on oral requests for Revolving Loans from officers from time to time designated by Borrower to Lender in writing, and shall be fully protected in doing so.

     (c) NO DEFAULT. As determined by Lender in its reasonable discretion, no Potential Default shall have occurred or will result from such Revolving Loan and no Event of Default shall have occurred which shall be an Uncured Default or will result from such Revolving Loan.

     (d) NO LITIGATION. (i) Except as set forth on Schedule 5.8 no-litigation, investigation or proceeding before any court or other governmental authority shall be pending or threatened against Borrower or any officer, director, or employee of Borrower which, in the reasonable opinion of Lender, is likely to have a material adverse effect on the condition, financial or otherwise, business, property or results of operations of Borrower; and (ii) no injunction, writ, restraining order, judgment, decree, or other order of any nature which could reasonably have a material adverse effect on the condition, financial or otherwise, business, property or results of operations of Borrower shall have been issued or threatened by any court or other governmental authority.

     (e) OTHER REQUIREMENTS AND OTHER DOCUMENTS. Lender shall have received, in form and substance reasonably satisfactory to it, all certificates, orders, authorizations, consents, affidavits, schedules, instruments and other documents which are provided for hereunder, or which Lender may at any time reasonably request.

5. GENERAL CONTINUING WARRANTIES AND REPRESENTATIONS.

     Borrower warrants, represents, covenants and agrees that:

     5.1 OFFICE. The chief executive office or principal place of business of Borrower is at the address indicated in Section 13 hereof and Borrower covenants and agrees that it will not, during the term of thus Agreement, without at least 45 days prior written notification to Lender.

     5.2 EXISTENCE. Borrower is and shall at all times hereafter be a corporation duly organized, validly existing, and in good standing under the laws of the state of its organization and is qualified and licensed to do business, and is in good standing, in any state in which it conducts its business or in which the failure to qualifier could have a material adverse effect on the condition, financial or otherwise, business, property or results of operations of Borrower.

     5.3 AUTHORITY. Borrower has the right and power and is duly authorized to enter into this Agreement and the other Loan Documents.

     5.4 VALIDITY.   This Agreement and all of the other Loan Documents are the legal, valid and binding obligations of Borrower, enforceable in accordance with their terms, except as limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting the enforcement of creditor's rights generally, and the application of general principles of equity and to the extent that specific performance may be granted or denied in a court's discretion.

     5.5 NO BREACH. The execution by Borrower of this Agreement and the other Loan Documents shall not constitute a breach of any provision contained in Borrower's Articles of Incorporation or Bylaws, nor does it constitute an event of default under any material agreement to which Borrower is now or hereafter becomes a party, nor does it violate any order, decree or judgment of any court or governmental commission or agency applicable to Borrower.

     5.6 SOLVENCY. On the Effective Date both prior to and after the transactions contemplated in connection with the Closing, and at all times thereafter, the fair value of Borrower's assets is and shall be greater than its liabilities; Borrower is and shall be able to pay its debts as they mature and Borrower does not and will not have an unreasonably small amount of capital. Borrower has and at all times hereafter will have sufficient capital to carry on its business and transactions as now conducted and as planned to be conducted in the future.

     5.7 COMPLIANCE WITH LAWS. To the best of its knowledge, Borrower is in compliance in all respects with all applicable laws, rules and regulations of any governmental authority, including but not limited to the Securities Act of 1933, the Securities Exchange Act of 1934, the Fair Labor Standards Act, Environmental Laws, laws relating to income, unemployment, payroll or social security taxes and employee benefit plans (as defined in Section 3(3) of ERISA) as required by ERISA, except for those laws, rules and regulations the violation of which would not have a material adverse effect on the condition, financial or otherwise, business, property or results of operations of Borrower.

     5.8 ACTIONS OR PROCEEDING. Except as disclosed on Schedule 5.8, there are no actions or proceedings pending by or against Borrower before any court, administrative agency or other governmental entity and Borrower has no knowledge of any pending, threatened or imminent litigation, governmental investigations or claims, complaints, actions or prosecutions involving Borrower, or any breaches by Borrower or any other Person of any agreement to which Borrower is a party, except for actions, proceedings, litigation, investigations, claims, complaints, actions, prosecutions and breaches that would not have a material adverse effect on the condition, financial or otherwise, business, property or results of operations of Borrower or Lender's ability to enforce its rights and remedies hereunder.

     5.9 TRADEMARKS, LICENSES, ETC. Borrower owns or possesses rights to use all licenses, patents, patent applications, copyrights, service marks, trademarks and trade names required to continue to conduct its business as heretofore or presently conducted. To the best of Borrower's knowledge, after diligent inquiry, no such license or trademark has been declared invalid, been limited by order of any governmental authority or by agreement, or is the subject of any infringement, interference or similar proceeding or challenge, except for those licenses or trademarks which if challenged, limited or rendered invalid, would not have a material adverse effect on the condition, financial or otherwise, business, property or results of operations of Borrower or Lender's ability to enforce its rights and remedies hereunder.

     5.10 FINANCIAL STATEMENTS. All financial statements relating to Borrower which have been or may hereafter be delivered by Borrower to Lender fairly present the financial condition of Borrower and have been prepared in accordance with Generally Accepted Accounting Principles, subject to year-end adjustments and the absence of footnotes with respect to interim financial statements, and there has been no material adverse change in the financial condition of Borrower since the submission of such financial information to Lender.

     5.11 CONDUCT OF BUSINESS. Except as contemplated hereby or pursuant to the Purchases, since the date of June 30, 1998, Borrower has not: (i) incurred any debts, obligations, or liabilities (absolute, accrued, or contingent and whether due or to become due) except current liabilities incurred in the ordinary course of business, none of which (individually or in the aggregate) materially and adversely affects the business or properties of Borrower; (ii) paid any obligation or liability other than current liabilities in the ordinary course of business, or discharged or satisfied any liens or encumbrances other than those securing current liabilities, in each case in the ordinary course of business; (iii) declared or made any payment to or distribution to its stockholders as such, or purchased or redeemed any of its shares of capital stock or obligated itself to do so; (iv) mortgaged, pledged, or subjected to any lien any of its assets (tangible or intangible); (v) sold, transferred or leased any of its assets except in the usual and ordinary course of business;
(vi) suffered any physical damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the properties or business of Borrower; (vii) entered into any transaction other than in the usual and ordinary course of business and other than as contemplated hereby; (viii) encountered any labor difficulties or labor union organizing activities; (ix) issued or sold any shares of capital stock or other securities or granted any options or similar rights with respect thereto other than pursuant hereto; or
(x) agreed to do any of the foregoing other than pursuant hereto. There has been no material adverse change in the business, financial condition, operations or results of operations of Borrower since the date of June 30, 1998.

     5.12 ENVIRONMENTAL LAWS. Except as disclosed on Schedule 5.12, to the best of Borrower's knowledge after diligent inquiry: (i) Borrower and all properties owned or operated by Borrower comply with all Environmental Laws;
(ii) Borrower is not subject to any actual or threatened judicial or administrative proceeding, investigation or inquiry into the possibility of violation of any Environmental Laws; (iii) Borrower and its properties are not the subject of actual or threatened governmental authority investigation or inquiry evaluating whether any remedial action is needed to respond to a Release of any Hazardous Material or other substance into the environment, and Borrower does not have knowledge or notice of the presence on or under any property owned or operated by it, or of the Release of, any Hazardous Material;
(iv) there is no claim pending or threatened against Borrower relating to damage, contribution, cost recovery compensation, loss, or injury resulting from the Release of, or exposure to, any Hazardous Material; and (v) Borrower has not filed, nor was required to file, any notice under any law, regulation or rule indicating past or present generation, transportation, treatment, storage or disposal of a Hazardous Material or reporting a Release of a Hazardous Material into the environment and has not engaged in such activity other than in accordance with Environmental Laws where failure to file such notice or report will not have an adverse effect on Borrower. Borrower does not have any known contingent liability in connection with any Release of any Hazardous Material into the environment; and Borrower has not received notice nor has reason to expect notice, of any potential liability under any Environmental Law.

     5.13 PERMITS AND LICENSES. Except as set forth on Schedule 5.13, Borrower has been and is current and in good standing with respect to all governmental approvals, permits, certificates, licenses, inspections, consents and franchises (collectively, the "Licenses") necessary to continue to conduct its business and to own or lease and operate its properties as heretofore conducted, owned, leased or operated, including, without limitation, any and all Licenses related to Environmental Laws.

     5.14 ERISA. Neither Borrower, any ERISA Affiliate of Borrower, nor any Benefit Plan is in violation in any material respect of any of the provisions of ERISA or any of the qualification requirements of Section 401(a) of the IRC; no Prohibited Transaction or Reportable Event has occurred with respect to any Benefit Plan, nor has any Benefit Plan been the subject of a waiver of the minimum funding standard under Section 412 of the IRC; nor has any Benefit Plan experienced an accumulated funding deficiency under Section 412 of the IRC; nor has any lien been imposed upon the Borrower or any ERISA Affiliate of Borrower under Section 412(n) of the IRC; nor has any Benefit Plan been amended in such a way that the security requirements of Section 401(a)(29) of the IRC apply; no notice of intent to terminate a Benefit Plan has been distributed to affected parties or filed with the PBGC under Section 4041 of ERISA, nor has any Benefit Plan been terminated under Section 4041(e) of ERISA; the PBGC has not instituted proceedings to laminate, or appoint a trustee to administer, a Benefit Plan and no event has occurred or condition exists which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan; neither Borrower nor any ERISA Affiliate of Borrower would be liable for any amount pursuant to Sections 4062, 4063 or 4064 of ERISA if all Benefit Plans terminated as of the most recent valuation dates of such Benefit Plans; neither Borrower nor any ERISA Affiliate of Borrower maintains any employee welfare benefit plan, as defined in Section 3(1) of ERISA, which provides any benefits to an employee or the employee's dependents with respect to claims incurred after the employee separates from service other than is required by applicable law; and neither Borrower nor any ERISA Affiliate of Borrower has incurred or expects to incur any withdrawal liability to any Multiemployer Plan.

     5.15 CUSTOMER AND TRADE RELATIONS. There exists no actual or threatened termination, cancellation or limitation of, or any modification or change in, the business relationship between Borrower and any customer or any group of customers whose purchases individually or in the aggregate are material to the business of Borrower, or with any material supplier, and there exists no present condition or state of facts or circumstances which would materially affect adversely

Borrower or prevent Borrower from conducting such business after the consummation of the transactions contemplated by this Agreement in substantially the same manner in which it has heretofore been conducted.

     5.16 OTHER NAMES. The business conducted by Borrower has not been conducted under any corporate, trade or fictitious name other than those names listed on Schedule 5.16 hereto.

     5.17 TAX OBLIGATIONS. Borrower has filed complete and materially correct federal, state and local tax reports and returns required to be filed by it, prepared in accordance with any applicable laws or regulations, and except for extensions duly obtained, has either duly paid all taxes, duties and charges owed by it, or made adequate provision for the payment thereof. There are no material unresolved questions or claims concerning any tax liability of Borrower. None of the transactions contemplated hereby or under any agreements referred to hereunder will result in any material tax liability for Borrower or result in any other material adverse tax consequence for Borrower.

     5.18 EMPLOYEE CONTROVERSIES. There are no strikes, work stoppages or controversies pending or, to the best of Borrower's knowledge after diligent inquiry and investigation, threatened, between Borrower and any of its employees, other than Employee grievances arising in the ordinary course of business which are not, in the aggregate, material to the financial condition, results of operations or business of Borrower.

     5.19 INVESTMENT COMPANY ACT. Borrower is not an "investment company" or a company "controlled" by an investment company within the meaning of the Investment Company Act of 1940, as amended.

     5.20 SUBSIDIARIES. As of the Closing, Borrower has no Subsidiaries other than those specifically disclosed on Schedule 5.20 hereto.

     5.21 FULL DISCLOSURE. To the best of Borrower's knowledge after diligent inquiry, this Agreement, the financial statements delivered in connection herewith, and the representations and warranties of Borrower herein and in any other document delivered or to be delivered by or on behalf of Borrower, do not and will not contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein, in light of the circumstances under which they was made, not misleading. To the best knowledge of Borrower after diligent inquiry and investigation, there is no material fact which Borrower has not disclosed to Lender in writing which materially and adversely affects or, so far as Borrower can foresee, could materially and adversely affect the assets, business, prospects, profits, or condition (financial or otherwise) of Borrower, the rights of Lender or the ability of Borrower to perform this Agreement.

     5.22 YEAR 2000 COMPLIANCE. The Borrower and its Subsidiaries, if any, have reviewed the areas within their business and operation which could be adversely affected by, and have developed or are developing, a program to address on a timely basis, the "Year 2000 Problem" (that is, the risk that computer applications used by the Borrower and its Subsidiaries, if any, may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date on or after December 31, 1999), and have made related appropriate inquiry of material suppliers and vendors. Based on such review and program, the Borrower believes that the "Year 2000 Problem" will not have a material adverse effect on the Borrower's business and operations, financial condition, and ability to pay and perform the Obligations. From time to time, at the reasonable request of Lender the Borrower shall provide to Lender such updated information or documentation as is requested regarding the status of its efforts to address the Year 2000 Problem.

6.  NEGATIVE COVENANTS.

     Borrower will not, without Lender's prior written consent:

     6.1 SALE, TRANSFER OR ENCUMBRANCE OF ASSETS. Sell lease, pledge, encumber, grant or permit a lien on (other than Permitted Liens as defined below in this Section 6.1), or otherwise dispose of or transfer, whether by sale or otherwise, any of Borrower's assets, except for (A) dividends to the extent they comply with Section 9.3 hereof, (B) sales of inventory in the ordinary course of business, or (C) sales of items of equipment which are obsolete, worn-out or otherwise not useable in Borrower's business up to an aggregate of $150,000 in sales proceeds in any Fiscal Year so long as (i) no Event of Default which is an Uncured Default or Potential Default exists and (ii) where such sales aggregate in excess of the sum of $500,000 in any Fiscal Year, the proceeds thereof are applied to the principal balance of the Term Loan, to be applied in inverse order of maturity of installments thereunder. For purposes of this Agreement, "Permitted Liens" shall mean any or all of the following:
(i) liens to Lender, (ii) liens securing the payment of taxes, assessments, levies, or other governmental charges not yet due and payable or which are being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with Generally Accepted Accounting Principles, (iii) liens securing claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like persons imposed by law, provided that the payment thereof is not yet required or payment is being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with Generally Accepted Accounting Principles, (iv) liens incurred or deposits made in the ordinary course of Borrower's business in connection with worker's compensation, unemployment insurance, social security and other like laws or to secure performance of tenders, statutory obligations, surety bonds, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations in respect of the payment for borrowed money), (v) liens in connection with capitalized or operating leases or purchase money security interests for purchase of equipment up to an aggregate sum not to exceed $1,000,000 for leases or purchases during any Fiscal Year, the documents relating to such liens to be in form acceptable to Lender, (vi) liens arising form precautionary UCC financing statement filings in respect of operating leases, (vii) liens consisting of judgment or judicial attachment liens, provided that the enforcement of such liens is effectively stayed and all such liens in the aggregate at any time to not exceed $100,000, (viii) easements, rights of way, restrictions, encroachments, and other similar encumbrances and minor defects in title incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower, and (ix) liens listed on Schedule 6.1.

     6.2 NAME OR IDENTITY CHANGE. Change Borrower's name, business structure, or identity, or add any new fictitious name or create any Subsidiaries without forty-five (45) days prior written notice to Lender.

     6.3 GUARANTIES. Guarantee or otherwise become in any way liable with respect to the obligations of any third party except by endorsement of instruments or items of payments for deposit to the general account of Borrower or which are transmitted or turned over to Lender, or in connection with Permitted Swap Obligations.

     6.4 CHANGE IN BUSINESS. Enter into any business not related to Borrower's present business or make any change in Borrower's financial structure or in any of its business objectives, purposes, or operations which could adversely affect the ability of Borrower to repay the Obligations, or Lender's rights and remedies hereunder, or create any Subsidiary.

     6.5 LOANS AND INVESTMENTS. Make any advance, loan, investment or material acquisition of assets other than (i) advances made to employees in the ordinary course of business for moving, travel and business related expenses so long as the aggregate amount of such advances do not exceed $50,000 in the aggregate outstanding at any time; (ii) investments in short-term direct obligations of the United States government; (iii) investments in negotiable certificates of deposit issued by a bank having capital and surplus of not less than $100,000,000, payable to the order of Borrower or to bearer, and (iv) investments in commercial paper rated A-1 or P-1.

     6.6 INDEBTEDNESS. Incur any Indebtedness, other than (i) unsecured trade debt arising in the ordinary course of Borrower's business, or (ii) unsecured Indebtedness in an amount not to exceed $1,000,000 in the aggregate outstanding during the term of this Agreement, or (iii) Indebtedness incurred in connection with liens arising under Section 6. l of this Agreement, or (iv) Permitted Swap Obligations.

     6.7 PREPAYMENTS. Prepay any existing Indebtedness owing to any Person, except that (i) Borrower may prepay Indebtedness outstanding in connection with a purchase money Lien from the proceeds of the sale of property subject to such Lien; (ii) Borrower may prepay trade creditors in the ordinary course of business or (iii) Borrower may prepay Lender as provided in this Agreement.

     6.8 AFFILIATE TRANSACTIONS. Transfer any cash or property to any direct or indirect owner of or beneficial owner of any interest in Borrower or other Affiliate or enter into any transaction, including without limitation the purchase, lease, sale or exchange of property or the rendering of any service to or by any direct or indirect owner of or beneficial owner of any interest in Borrower or other Affiliate; provided that Borrower may (i) sell inventory or provide services to Affiliates for cash for fair value in the ordinary course of business pursuant to terms that are no less favorable to Borrower than the terms upon which such transactions would have been made had such transfers or transactions been made at arm's length to or with a Person that is not an Affiliate, (ii) pay compensation for services to employees who are direct or indirect owners of or beneficial owners of any interest in Borrower in the ordinary course of Borrower's business.

     6.9 CONSOLIDATIONS, MERGERS. Borrower shall not merge or consolidate with any other Person, and Borrower shall not dissolve, enter into any joint venture or become a partner in any partnership.

     6.10 TRANSACTIONS NOT IN THE ORDINARY COURSE: LIQUIDATIONS. Enter into any transaction not in the usual course of Borrower's business or adopt or undertake a plan of liquidation or dissolution.

     6.11 SUSPENSION OF BUSINESS. Suspend or terminate the transaction of its business.

     6.12 DISTRIBUTIONS. Except for and compensation for services to employees who are direct or indirect owners of, or beneficial owners of, any interest in the Borrower, pay, directly or indirectly, any cash, stock or other securities or proper dividends or distributions to its shareholders, purchase, redeem or otherwise acquire for value any shares of its capital stock or any warrants, rights or options to acquire such shares.

     6.13 UNPERMITTED USES OF LOANS. Use any part of the proceeds of the Loans hereunder for any purpose which constitutes a violation of, or is inconsistent with, any applicable regulations of the Board of Governors of the Federal Reserve System, including without limitation, the purchase or carrying of (or refinancing of indebtedness originally incurred to purchase or carry) margin securities.

     6.14 ERISA. Adopt or agree to contribute to any tax qualified Plan, except for those Plans currently in effect on the date hereof and listed on Schedule 6.14.

     6.15 CHANGE OF CONTROL. Permit the current owners of Borrower to own less than fifty-one percent (51%) of the issued and outstanding shares of Borrower.

     6.16 BANK ACCOUNTS. Establish any depository, operating or other account at any financial institution other than Lender.

7. AFFIRMATIVE COVENANTS - GENERAL.

So long as any Obligations are outstanding, Borrower covenants and agrees that:

     7.1 TAXES. All assessments and taxes, whether real, personal or otherwise, due or payable by, or imposed, levied or assessed against, Borrower or any of its property have been paid, and shall hereafter be paid in full, before delinquency, except those assessments and taxes the validity of which is being contested in good faith by appropriate proceedings and as to which Borrower shall have set aside adequate reserves (as determined by Lender). Borrower will make timely payment or deposit of all FICA payments and withholding taxes required of it by applicable laws, and will, upon request, furnish Lender with proof satisfactory to it that Borrower has made such payments or deposits. Lender may conclusively rely on the usual statements of the amount owing or other office statements issued by the appropriate governmental agency.

     7.2 LITIGATION. Borrower shall immediately notify Lender in writing of (i) any suit in law or equity or administrative proceeding involving money or property, and seeking damages in excess of $50,000, and (ii) otherwise which may materially and adversely affect Borrower's operations, financial condition or business or Lender's ability to enforce its rights hereunder.

     7.3 BOOKS AND RECORDS. Borrower at all times hereafter shall keep proper books of record and account in which full and true entries will be made of all dealings or transactions with respect to or in relation to the business and affairs of Borrower, and shall maintain a standard and modern system of accounting, in accordance with Generally Accepted Accounting Principles with ledger and account cards and/or computer tapes, discs, printouts, and records which contain information as may from time to time be reasonably requested by Lender. Borrower shall notify Lender in writing if Borrower modifies or changes its method of accounting or enters into, modifies, or terminates any agreement presently existing, or at any time hereafter entered into with any third party accounting firm and/or service bureau for the preparation and/or storage of Borrower's accounting records; provided, that such accounting firm and/or service bureau agrees to provide to Lender information regarding the Borrower's financial condition. Borrower agrees to permit Lender and any of its employees, officers or agents, at all times after the occurrence of a Potential Default or Event of Default, and otherwise upon one (1) Business Day's prior notice, during Borrower's usual business hours, or the usual business hours of third Persons having control thereof, to have access to and examine all of Borrower's Books relating to the Obligations, Borrower's financial condition and the results of Borrower's operations, and, in connection therewith, permit Lender or any of its agents, employees or officers to copy and make extracts therefrom.

     7.4 COMPLIANCE WITH LAWS. Borrower shall comply in all material respects with all Federal, State, local and foreign laws, rules and regulations, including, but not limited to the Securities Act of 1933, the Securities Exchange Act of 1934, the Fair Labor Act, Environmental Laws, laws relating to income, unemployment, payroll or social security taxes and pension funds and retirement benefit programs as required by ERISA.

     7.5 EXPENSE REIMBURSEMENTS. Borrower shall immediately and upon demand, reimburse Lender for all sums expended by Lender which constitute Out-of Pocket Fees and Costs and Borrower hereby authorizes and approves all advances and payments by Lender for reasonably incurred expenses constituting Out-of-Pocket Fees and Costs. Lender shall make all good faith reasonable attempts to notify Borrower of such reimbursement, but the failure of Lender to so notify Borrower shall impose no obligation or liability of any kind upon Lender.

     7.6 ERISA REPORTABLE EVENTS. Borrower shall furnish to Lender: (a) as soon as possible, but in no event later than thirty (30) days after Borrower knows or has reason to know that any Reportable Event with respect to any Benefit Plan has occurred, a statement of the Chief Financial Officer of Borrower setting forth the details concerning such Reportable Event and the action which Borrower proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the PBGC, if a copy of such notice is available to Borrower; (b) promptly after the filing thereof with the United States Internal Revenue Service or the PBGC, copies of each annual report with respect to each Benefit Plan; (c) promptly after receipt thereof, a copy of any notice of any potential material liability, adverse determination letter, ruling or opinion Borrower may receive from the PBGC or the Internal Revenue Service with respect to any Benefit Plan; (d) when the same is made available to participants in a Benefit Plan, all notices of a significant reduction in the rate of benefit accrual or plan termination to the participants by the administrator of such Benefit Plan; and (e) promptly after receipt thereof, any notice from any Multi Employer Plan to which Borrower or any ERISA Affiliate of Borrower contributes which quantifies any actual or potential withdrawal liability which will or may be imposed upon the withdrawal of the Borrower or any ERISA Affiliate of Borrower from such Multi Employer Plan.

     7.7 PRESERVATION OF CORPORATE EXISTENCE. The Borrower shall preserve and maintain in full force and effect: (i) its corporate existence and good standing under the laws of the state of its incorporation; and (ii) all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business.

     7.8 LENDING RELATIONSHIP. Borrower shall utilize the Lender as its primary bank of account and depository for all financial services, including all receipts, disbursements and related services.

     7.9 INSURANCE. The Borrower shall at all times insure and keep insured, in insurance companies acceptable to Lender, all insurable property owned by it which is of a character usually insured by companies similarly situated and operating like properties, against loss or damage from fire and such other hazards or risks as are customarily insured against by companies similarly situated and operating like properties; and shall similarity insure employers', public and professional liability risks. All such policies must be satisfactory to Lender. At or prior to Closing, Borrower shall deliver to Lender certificates for all such insurance policies.

8.  AFFIRMATIVE COVENANTS - REPORTING.

     Borrower shall furnish or cause to be furnished to Lender the following:

     8.1 COMPLIANCE CERTIFICATE. As soon as practicable and in any event within forty-five (45) days following the end of each Fiscal Quarter, a certificate reflecting Borrower's compliance with the financial covenants set forth in
Section 9 of this Agreement as of the last day of the Fiscal Quarter. Such certificate shall be in a form and with such specificity as is satisfactory to Lender and shall contain such additional information as Lender may reasonably require concerning financial covenant calculations included, described or referred to in such certificate and any other documents in connection therewith requested by Lender.

     8.2 Borrower shall further cause to be furnished to Lender:

     (a) QUARTERLY FINANCIAL STATEMENT. As soon as practicable and in any event within forty-five (45) days following the end of each Fiscal Quarter,
(i) statements of income and statements of cash flow of Borrower for each such Fiscal Quarter and for the period from beginning of the then current Fiscal Year of Borrower to the end of such Fiscal Quarter, (ii) balance sheets of Borrower as of the end of such Fiscal Quarter, and (iii) with respect to such statements of income and balance sheets, in comparative form, figures for the corresponding periods in the preceding Fiscal Year of Borrower, all in reasonable detail. Such financial statements need not be prepared in accordance with Generally Accepted Accounting Principles and shall be prepared in a manner consistent with historical practices.

     (b) YEARLY FINANCIAL STATEMENTS. As soon as practicable and in any event within one-hundred twenty (120) days after the end of each Fiscal Year of Borrower, (i) statements of income of Borrower for such Year, and a balance sheet of Borrower as of the end of such Year, and (ii) statements of cash flow of Borrower for such Year, all setting forth in comparative form, corresponding figures for the period covered by the preceding annual audit and as of the end of the preceding Fiscal Year of Borrower, all in reasonable detail and in scope in accordance with audits performed for Borrower in prior years and examined and certified by independent certified public accountants of recognized national standing selected by Borrower and satisfactory to Lender, whose opinion shall be unqualified and shall be in scope in accordance with audits performed for Borrower in prior years, in form and substance satisfactory to Lender.

     (c) BUDGET; BUSINESS PLAN. As soon as practicable and in any event not later than sixty (60) days after the end of each Fiscal Year of Borrower hereafter, the annual budget and business plan of the Borrower.

     (d) MANAGEMENT LETTERS. As soon as practicable and in any event within ten (10) days of delivery to Borrower a copy of any letter issued by Borrower's independent public accountants or other management consultants with respect to Borrower's financial or accounting systems or controls, including all so-called "management letters."

     (e) OTHER INFORMATION. With reasonable promptness, such other business or financial data, reports, appraisals and projections as Lender may reasonably request.

All financial statements delivered to Lender pursuant to the requirements of this subsection (except where otherwise expressly indicated) shall be prepared in accordance with Generally Accepted Accounting Principles as provided in this Agreement. Together with each delivery of financial statements required by Subsections (a) and (b) above, Borrower shall deliver to Lender an officer's certificate stating that (1) there exists no Event of Default or Potential Default, or if there is an Event of Default or Potential Event of Default, specifying the nature thereof, the period of existence thereof and what action Borrower proposes to take with respect thereto, (2) no material adverse change in the condition, financial or otherwise, business, property, including without imitation, to the best of Borrower's knowledge after diligent inquiry, with respect to Environmental Laws, or results of operations of Borrower has occurred since the previous certificate was sent to Lender by Borrower or, if any such change has occurred, specifying the nature thereof and what action Borrower has taken or proposes to take with respect thereto, (3) all insurance premiums then due have been paid,
(4) all taxes then due have been paid or, for those taxes which have not been paid, a statement of the taxes not paid and a description of Borrower's rationale therefor, and (5) except as previously reported to Lender, to the best of Borrower's knowledge after diligent inquiry, no litigation, investigation or proceeding, or injunction, writ or restraining order is pending or threatened. Together with each delivery of annual financial statements required by Subsection (b) above, Borrower shall deliver to Lender a certificate of the accountants who performed the audit in connection with such statements stating that in making the audit necessary to the issuance of a report on such financial statements, they have obtained no knowledge of any Event of Default of a financial covenant, or, if such accountants have obtained knowledge of an Event of Default of a financial covenant, specifying the nature and period of existence thereof Lender shall exercise reasonable efforts to keep such information, and all information acquired as a result of any inspection conducted in accordance with this Agreement, confidential, provided that Lender may communicate such information (1) to any other Person in accordance with the customary practices of commercial lenders relating to routine trade inquiries, (2) to any regulatory authority, or pursuant to any other, judgement or decree of any court, having jurisdiction over Lender, (3) to any other Person in connection with the exercise of Lender's rights hereunder.

     8.3 ACCOUNTING INFORMATION. Borrower authorizes Lender to discuss the financial condition of Borrower with Borrower's independent public accountants and agrees that such discussion or communication shall be without liability to either Lender or Borrower's independent public accountants. Prior to the occurrence of a Potential Default or Event of Default, Lender shall use its best efforts to notify Borrower of Lender's discussions with Borrower's accountants.

     8.4 OTHER INFORMATION AND CHANGES. Borrower shall promptly supply Lender with such other information concerning its affairs as Lender may reasonably request from time to time hereafter, and shall promptly notify Lender of any material adverse change in Borrower's financial condition and of any condition or event which constitutes a breach of or an Event of Default under this Agreement.

9. AFFIRMATIVE COVENANTS - FINANCIAL.

     9.1 FIXED CHARGE COVERAGE RATIO.   Borrower shall maintain a Fixed Charge
Coverage Ratio during the Term of not less than 1.5:1.00. Such Ratio shall be measured on a rolling basis as of the end of each Fiscal Quarter, including such Fiscal Quarter and the three (3) consecutive Fiscal Quarter immediately preceding such Fiscal Quarter, commencing with the first Fiscal Quarter following the Closing.

     9.2 TOTAL DEBT TO EBITDA RATIO. Borrower shall maintain at all times during the Term a ratio of Total Debt to EBIDTA of not more than 4.00:1.00. Such Ratio shall be measured on a rolling basis as of the end of each Fiscal Quarter, including such Fiscal Quarter and the three (3) consecutive Fiscal Quarter immediately preceding such Fiscal Quarter, commencing with the first Fiscal Quarter following the Closing.

     9.3 MINIMUM TANGIBLE NET WORTH. Borrower shall at all times maintain a Minimum Tangible Net Worth of not less than $22,000,000, which amount shall be increased on January 1 of each year by an amount equal to fifty percent (50%) of Borrowers annual net income for the immediately preceding calendar year.

10. EVENTS OF DEFAULT

Any one or more of the following shall constitute an Event of Default by Borrower under this Agreement:

     10.1 PAYMENT. If Borrower fails to pay when due and payable or when declared due and payable, all or any portion of the Obligations owing to Lender (whether of principal, interest, taxes, reimbursement of Out-of-Pocket Fees and Costs, or otherwise) which is not cured within three (3) Business Days of when due or payable with respect to payments of interest and other amounts due hereunder which do not constitute principal, and which is not paid when due or payable with respect to payments of principal.

     10.2 BREACH OF COVENANTS. If Borrower fails or neglects to perform, keep or observe any term, provision, condition, covenant, agreement contained in this Agreement, any other Loan Document, or any other present or future agreement between Borrower and Lender and/or evidencing the Obligations and such failure continues for a period of fifteen (15) days following notice by Lender to Borrower; provided, however, there shall be no grace or cure period with respect to violations of any of the covenants set forth in Section 10 hereof.

     10.3 BREACH OF REPRESENTATION. If any representation, warranty, statement, report, or certificate made or delivered by Borrower, or any of its officers, partners, employees or agents on behalf of Borrower, to Lender is false in any material respect when made or deemed to be made.

     10.4 MATERIAL ADVERSE CHANGE. If in Lender's commercially reasonable discretion (i) there is a material impairment of the prospect of repayment of all or any portion of the Obligations, or (ii) a material adverse change has occurred in the condition (financial or otherwise), business, property or results of operations of Borrower.

     10.5 ATTACHMENT OR LEVY. If all or any of Borrower's assets in excess of One Hundred Thousand Dollars ($100,000) in the aggregate are attached, seized, subjected to a writ or distress warrant, or are levied upon, or come into the possession of any Judicial Officer or assignee for the benefit of creditors unless, with respect to any such assets, such attachment, seizure, writ, warrant or levy shall be dismissed, released or stayed within ten (10) days of issuance thereof.

     10.6 VOLUNTARY INSOLVENCY. If an Insolvency Proceeding is commenced by Borrower.

     10.7 INVOLUNTARY INSOLVENCY. If an Insolvency Proceeding is commenced against Borrower, except that if Borrower is contesting such Proceeding in good faith, such Insolvency Proceeding shall not constitute an Event of Default unless such Solvency Proceeding is not dismissed within forty-five (45) days of the commencement of such Insolvency Proceedings.

     10.8 INJUNCTION. If Borrower is enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of its business affairs.

     10.9 GOVERNMENTAL LIEN. If a notice of lien, levy or assessment in excess of One Hundred Thousand Dollars ($100,000) in the aggregate, is filed of record with respect to any or all of Borrower's assets by the United States Government, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities in excess of One Hundred Thousand Dollars ($100,000) in the aggregate, becomes a Lien, whether choate or otherwise, upon any or all of Borrower's assets and the same is not paid on the payment date thereof

     10.10 JUDGMENT. If a judgment or order requiring payment of monies in the aggregate involving more than $100,000 which is not covered by insurance, shall be rendered against Borrower, and such judgment or order shall remain unsatisfied or undischarged and in effect for forty-five (45) consecutive days without a stay of enforcement or execution thereof or posting of a bond pending appeal.

     10.11 OTHER INDEBTEDNESS. If there is a default in any agreement with respect to Indebtedness in excess of One Hundred Thousand Dollars ($100,000) to which Borrower is a party with another Person resulting in a right by such Person to accelerate the maturity of Borrower's Indebtedness or to exercise any other right or remedy.

     10.12 ERISA REPORTABLE EVENT. If (a) any Reportable Event which Lender determines constitutes grounds for the termination of any Benefit Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer any such Plan, shall have occurred and be continuing thirty (30) days after written notice of such determination shall have been given to Borrower by Lender, or any such Benefit Plan shall be terminated within the meaning of Title IV of ERISA, or a trustee shall be appointed by the appropriate United States District Court to administer any such Plan, or the PBGC shall institute proceedings to terminate any Benefit Plan; or (b) there shall be a withdrawal from any Multiemployer Plan.

     Notwithstanding anything contained in this Section 10 or contained in any other provision of this Agreement or the other Loan Documents to the contrary, in the event of the institution of

Insolvency Proceedings against Borrower, Lender shall not be obligated to make advances to Borrower during the forty-five (45) day grace period under
Section 10.7.

11. RIGHTS AND REMEDIES

     11.1 RIGHTS AND REMEDIES GENERALLY. Upon the occurrence of an Event of Default by Borrower under this Agreement and notice thereof by Lender to Borrower, except as hereinafter provided, Lender may, at its sole election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

     (a) Declare all Obligations, whether evidenced by this Agreement, by Notes, or otherwise, immediately due and payable; provided, that all Obligations shall be immediately due and payable without notice or demand upon an Event of Default under Section 10.6 or 10 7;

     (b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, or any other agreement between Borrower and Lender;

     (c) Terminate this Agreement as to any future liability or obligation of Lender but without affecting the Obligations owing by Borrower to Lender;

     (d) Borrower shall pay all Out-of-Pocket Fees and Costs incurred in connection with Lender's enforcement and exercise of any of its rights and remedies as herein provided, whether or not suit is commenced by Lender; and/or

     (e) Any deficiency which exists after disposition of the Collateral as provided above will be paid immediately by Borrower. Any excess will be returned, without interest and subject to the rights of third parties, to Borrower by Lender.

     11.2 RIGHTS CUMULATIVE. Lender's rights and remedies under this Agreement, all other Loan Documents and all other agreements with Borrower shall be cumulative. Lender shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any default on Borrower's part shall be deemed a continuing waiver. No delay by Lender shall constitute a waiver, election or acquiescence by it.

12. CERTAIN WAIVERS

     12.1 APPLICATION OF PAYMENTS. Except as expressly provided in this Agreement with respect to payments and prepayments on the Term Loan, Borrower waives the right to direct the application of any and all payments at any time or times hereafter received by Lender on account of any Obligations owed by Borrower, and Borrower agrees that Lender shall have the continuing exclusive right to apply and reapply such payments in any manner as Lender may deem advisable, notwithstanding any entry by Lender upon its books.

     12.2 DEMAND, ETC. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, notice of nonpayment at maturity, notice of intent to accelerate, and notice of acceleration, or any bond or security which might be required by any court prior to allowing Lender to exercise any of Lender's remedies.

     12.3 CONFIDENTIALITY. Borrower authorizes its accounting firm and/or service bureau to provide Lender with such information requested by Lender pursuant to or in accordance with this Agreement, and authorizes Lender to contact directly any such accounting firm and/or service bureau in order to obtain such information. Lender shall notify Borrower prior to contacting such accounting firm or service bureau, but in no event shall Lender be liable to Borrower for failure to provide such notice.

13. NOTICES

     Except as otherwise expressly provided herein, any notice required or desired to be served, given or delivered hereunder shall be in the form and manner specified below, and shall be addressed to the party to be notified as follows:


If to Lender at:                 LaSalle National Bank
                                 135 South LaSalle Street
                                 Chicago, Illinois 60603
                                 Attention: Mr. Denis J . Campbell

With a copy to:                  Sugar, Friedberg & Felsenthal
                                 30 N. LaSalle Street
                                 Suite 2600
                                 Chicago, Illinois 60602
                                 Attention: Charles H. Braun, Esq.

If to Borrower at:               Minuteman International, Inc.
                                 111 South Rohlwing Road
                                 Addison, Illinois 60101
                                 Attention: Mr. Thomas Nolan,
                                            Vice President Finance

With a copy to:                  Reynolds & Reynolds, Ltd.
                                 111 West Washington Street
                                 Suite 1631
                                 Chicago, Illinois 60602
                                 Attention: Frank R. Reynolds, Esq.

or to such other address as each party designates to the other by Notice in the manner herein prescribed. Notice shall be deemed given hereunder if (i) delivered personally or otherwise actually received, (ii) sent by overnight delivery service, (iii) mailed by first-class United States mail, postage prepaid, registered or certified, with return receipt requested, or (iv) sent via telecopy machine with a duplicate signed copy sent on the same day as provided in clause (ii) above. Notice mailed as provided in clause (iii) above shall be effective upon the expiration of three (3) Business Days after its deposit in the United States mail, and notice telecopied as provided in clause
(iv) above shall be effective upon receipt of such telecopy if the duplicate signed copy is sent under clause (iii) above. Notice given in any other manner described in this section shall be effective upon receipt by the addressee thereof; provided, however, that if any notice is tendered an addressee and delivery thereof is refused by such addressee, such notice shall be effective upon such tender unless expressly set forth in such notice.

14. CHOICE OF LAW AND VENUE.

     This Agreement shall be deemed to have been made in the State of Illinois and the validity of this Agreement, its construction, interpretation and enforcement, and the rights of parties hereunder shall be determined under, governed by and construed in accordance with the laws of the State of Illinois. The parties agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated only in the state and federal courts located in the County of Cook State of Illinois. Borrower waives any right it may have to assert the doctrine of forum or to object to such venue and hereby consents to any court ordered relief Borrower constants that all service of process upon it be made by registered mail or messenger directed to it at the address set forth in Section 13 above and that service so made shall be deemed to be completed upon the earlier of actual receipt or three (3) Business Days after the same shall have been posted to Borrower's address by Borrower's agent as set forth below. Nothing contained in this Section 14 shall affect the right of Lender to serve legal process in any other manner permitted by law or affect the right of Lender to bring any action or proceeding against Borrower or its property in the courts of any other jurisdiction.

15.  INDEMNITY.

     Borrower shall indemnify, hold harmless and defend Lender and its directors, offices, agents, counsel and employees ("Indemnified Persons") from and against all losses, claims, damages, costs, expenses and liabilities ("Losses"), whether such Losses arise or notice thereof is received by Lender during the Initial Term or any renewal term or after termination of this Agreement, incurred by any of them arising principally out of or relating to this Agreement or any other transaction contemplated hereby except for any such losses caused by the gross negligence or willful misconduct of such Indemnified Persons, and shall reimburse Lender and each other Indemnified Person for any expenses including in connection with the investigation of, preparation for or defense of any actual or threatened claim, action or proceeding arising therefrom (including any such costs of responding to discovery requests or subpoenas), regardless of whether any Indemnified Person is a party thereto. Each Indemnified Person may select its own counsel with respect to any Losses, in addition to any Borrower's counsel, and shall be indemnified therefor hereunder.

16.  GENERAL PROVISIONS.

     16.1 ACCEPTANCE. This Agreement shall be binding and deemed effective when executed by Borrower and accepted and executed by Lender.

     16.2 BINDING AGREEMENT: ASSIGNABILITY.

     (a) This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights hereunder without Lender's prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by Lender shall release Borrower from its Obligations to Lender.

     (b) Lender may assign this Agreement and its rights and duties hereunder, and Borrower shall execute and deliver such documents in connection with such assignment as Lender or such assignee may reasonably request. Lender reserve the right to Sell, assign, transfer, negotiate or grant participation in all or any part of, or any interest in their rights and benefits hereunder

     16.3 SECTION HEADINGS. Section headings and section numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each paragraph applies equally to this entire Agreement.

     16.4 CONSTRUCTION. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Lender or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

     16.5 SEVERABILITY. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

     16.6 ENTIRE AGREEMENT. This Agreement cannot be changed or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations, if any, are merged into this Agreement. This Agreement may be amended only by a written agreement signed by duly authorized officers of Borrower and Lender.

     16.7 NO FIDUCIARY RELATIONSHIP OR JOINT VENTURE. No provision herein or in any of the other Loan Documents and no course of dealing between the parties hereto shall be deemed to create any fiduciary relationship between Lender and Borrower nor to create any partnership or joint venture between Lender and Borrower.

     16.8 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

     16.9 CONFLICT. In the event of a conflict between the terms of this Agreement and the terms of any Notes or other Loan Documents, the terms of this Agreement shall be controlling.

17.  WAIVER OF JURY TRIAL

     BORROWER AND LENDER ACKNOWLEDGE THAT THE RIGHT TO A TRIAL BY JURY IS A CONSTITUTIONAL RIGHT, BUT THAT THE RIGHT MAY BE WAIVED. BORROWER AND LENDER EACH KNOWINGLY, VOLUNTARILY, IRREVOCABLY AND WITHOUT COERCION, WAIVE ALL RIGHTS TO TRIAL BY JURY OF ALL DISPUTES BETWEEN THEM. NEITHER LENDER NOR BORROWER SHALL BE DEEMED TO HAVE GIVEN UP THIS WAIVER OF JURY TRIAL UNLESS THE PARTY CLAIMING THAT THIS WAIVER HAS BEEN RELINQUISHED HAS A WRITTEN INSTRUMENT SIGNED BY THE OTHER PARTY STATING THAT THIS WAIVER HAS BEEN GIVEN.

     IN WITNESS WHEREOF, Borrower has executed and delivered this Agreement on the date first written above.

                                          BORROWER:
                                          MINUTEMAN INTERNATIONAL, INC.

                                          By:
                                             ----------------------------------
                                          Title:
                                                -------------------------------


     ACCEPTED this 18th day of November, 1998, at Lender's place of business in the City of Chicago, State of Illinois.

                                          LENDER:
                                          LASALLE NATIONAL BANK, a national
                                           banking association

                                          By:
                                             ----------------------------------
                                          Title:
                                                -------------------------------

                                   ANNEX A

                        Applicable Margin - Term Loan

                         Total Debt to EBITDA Ratio


------------------------------------------------------------
                   LEVEL 1   LEVEL II  LEVEL III  LEVEL IV
                   --------  --------  ---------  ---------
------------------------------------------------------------
                     1.5     1.51-2.5  2.51-2.99    3.00
------------------------------------------------------------
LIBOR Rate Margin  70 bpts*  80 bpts*  100 bpts*  115 bpts*
------------------------------------------------------------

                     Applicable Margin - Revolving Loan

                         Total Debt to EBITDA Ratio

------------------------------------------------------------
                   LEVEL 1   LEVEL II  LEVEL III  LEVEL IV
                   --------  --------  ---------  --------
------------------------------------------------------------
                     <1.5    1.51-2.5  2.51-2.99     >3
------------------------------------------------------------
LIBOR Rate Margin  55 bpts*  65 bpts*  80 bpts*   90 bpts*
------------------------------------------------------------

* bpts = basis points

                               REVOLVING NOTE

$5,000,000                                                     November 18, 1998


     MINUTEMAN INTERNATIONAL, INC. an Illinois corporation ("Borrower"), for value received, hereby promises to pay to the order of LaSalle National Bank (the "Bank"), on November 17, 1999 the principal sum of Five Million and No/100 Dollars ($5,000,000), or such lesser amount of all of the then outstanding advances made by the Bank to Borrower pursuant to the "Loan Agreement" (as hereinafter defined), together with interest on any and all principal amounts remaining unpaid hereunder from time to time from the date hereof until paid, at the rate(s) set forth in the Loan Agreement, payable on each "Interest Payment Date" (as defined in the Loan Agreement), commencing after November 18, 1998 and continuing until the Revolving Loans (as defined in the Loan Agreement) are paid in full.

     Any amount of interest or principal hereof which is not paid when due, whether on an Interest Payment Date or at stated maturity, by acceleration or otherwise, shall bear interest payable on demand at the "Default Rate" (as such term is defined in the Loan Agreement).

     All payments of principal and interest on this Note shall be payable in lawful money of the United States of America. In no event shall the interest payable exceed the highest rate permitted by law. Principal and interest shall be paid to LaSalle National Bank, at its office at LaSalle National Bank, 135 South LaSalle Street, Chicago, Illinois 60603, or at such other place as the holder of this Note may designate in writing to Borrower. All payments hereunder shall be applied as provided in the Loan Agreement. In determining Borrower's liability to the Bank hereunder, the books and records of the Bank shall be controlling absent arithmetic or manifest error.

     This Note evidences certain indebtedness incurred under the Loan Agreement, dated as of the date hereof, between Borrower and the Bank (as heretofore or hereafter amended, the "Loan Agreement"), to which reference is hereby made for a statement of the terms and conditions under which the due date of this Note or any payment thereon may be accelerated or is automatically accelerated, or under which this Note may be prepaid or is required to be prepaid. All capitalized terms used herein shall, unless otherwise defined herein, have the meanings set forth in the Loan Agreement. The holder of this
Note is entitled to all of the benefits provided in said Loan Agreement and the Loan Documents referred to herein. Borrower agrees to pay all costs of collection and all reasonable attorneys' fees paid or incurred in enforcing any of the Bank's rights hereunder promptly on demand of the Bank and as more fully set forth in the Loan Agreement.

     This Note may be prepaid in whole or in part in accordance with the terms of the Loan Agreement, and shall be subject to mandatory prepayment in the amounts and at the times set forth in the Loan Agreement.

     Except as set forth in the Loan Agreement, the Borrower waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Loan Agreement. In any action on this Note, the Bank or its assignee need not file the original of this Note, but need only file a photocopy of this Note certified by the Bank or such assignee to be a true and correct copy of this Note.

     No delay on the part of the Bank in exercising any right under this Note or other undertaking affecting this Note, shall operate as a waiver of such right or any other right under this Note, nor shall any omission in exercising any right on the part of the Bank under this Note operate as a waiver of any other rights.

     Upon the occurrence of an Event of Default under the Loan Agreement, the outstanding indebtedness evidenced by this Note, together with all accrued interest, shall be due and payable in accordance with the terms of the Loan Agreement, without notice to or demand upon the Borrower except as otherwise provided in the Loan Agreement, and the Bank may exercise all of its rights and remedies reserved to it under the Loan Agreement or applicable law.

     If any provision of this Note or the application thereof to any party of circumstance is held invalid or unenforceable, the remainder of this Note and the application of such provision to other parties or circumstances will not be affected thereby and the provisions of this Note shall be severable in any such instance.

     BORROWER HEREBY WAIVES ANY RIGHT BORROWER MAY NOW OR HEREAFTER HAVE TO SUBMIT ANY CLAIM, ISSUE OR DEFENSE ARISING HEREUNDER OR UNDER THE OTHER DOCUMENTS RELATING TO THIS NOTE TO A TRIAL BY JURY.

     This Note shall be deemed to have been made under and shall be governed in accordance with the internal laws and not the conflict of law rules of the State of Illinois.

                                       BORROWER:
                                       MINUTEMAN INTERNATIONAL, INC., AN
                                       ILLINOIS CORPORATION,



                                       BY:
                                          --------------------------------------
                                       TITLE:
                                             -----------------------------------

                                  TERM NOTE

$14,000,000                                                    November 18, 1998


     MINUTEMAN INTERNATIONAL INC., an Illinois corporation, hereby promises to pay to the order of LaSalle National Bank (the "Bank") the principal sum of Fourteen Million and No/100 Dollars ($14,000,000), in twelve consecutive semi-annual installments of principal, each in the amount set forth below, payable on May 18 and November 18 each year commencing May 18, 2000, with a final payment on November 18, 2005 (each, a "Semi-Annual Payment Date"):

                                   Semi-Annual
         Installment               Installments
         -----------               ------------
              1                       $750,000
         --------------------------------------
              2                       $750,000
         --------------------------------------
              3                       $750,000
         --------------------------------------
              4                       $750,000
         --------------------------------------
              5                       $750,000
         --------------------------------------
              6                       $750,000
         --------------------------------------
              7                       $750,000
         --------------------------------------
              8                       $750,000
         --------------------------------------
              9                       $750,000
         --------------------------------------
             10                       $750,000
         --------------------------------------
             11                       $750,000
         --------------------------------------
             12                     $5,750,000
         --------------------------------------
            TOTAL                  $14,000,000
         --------------------------------------

     Any and all principal amounts remaining unpaid hereunder from time to time shall bear interest from the date hereof until paid, computed on the basis of actual number of days elapsed over a 360-day year, payable on each Interest Payment Date (as such term is defined in the "Loan Agreement" (as hereinafter defined)) until payment in full, at the rate(s) set forth in the Loan Agreement.

     Borrower may prepay in whole or in part, at any time and from time to time, the principal, accrued interest and other amounts due under this Note without premium or penalty. This Note shall be subject to mandatory prepayment upon the terms and conditions set forth in the Loan Agreement.

     Any amount of interest or principal hereof which is not paid when due, whether on a Semi-Annual Payment Date, an Interest Payment Date, at stated maturity, by acceleration or otherwise, shall bear interest payable on demand at the "Default Rate" (as such term is defined in the Loan Agreement).

     All payments of principal and interest on this Note shall be payable in lawful money of the United States of America. In no event shall the interest payable exceed the highest rate permitted by law. Principal and interest shall be paid to LaSalle National Bank, at 135 South LaSalle Street, Chicago, Illinois 60603, or at such other place as the holder of this Note may designate in writing to Borrower. All payments hereunder shall be applied as provided in the Loan Agreement. In determining Borrower's liability to the Bank hereunder, the books and records of the Bank shall be controlling absent arithmetic or manifest error.

     This Note evidences certain indebtedness incurred under that certain Loan Agreement dated as of the date hereof between Borrower and the Bank (as heretofore or hereafter amended, the "Loan Agreement"), to which reference is hereby made for a statement of the terms and conditions under which the due date of this Note or any payment thereon may be accelerated or is automatically accelerated, or under which this Note may be prepaid or is required to be prepaid. All capitalized terms used herein shall, unless otherwise defined herein, have the meanings set forth in the Loan Agreement. The holder of this
Note is entitled to all of the benefits provided in said Loan Agreement and the Loan Documents referred to herein. Borrower agrees to pay all costs of collection and all reasonable attorneys' fees paid or incurred in enforcing any of the Bank's rights hereunder promptly on demand of the Bank and as more fully set forth in the Loan Agreement.

     Except as set forth in the Loan Agreement, the Borrower waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Loan Agreement. In any action on this Note, the Bank or its assignee need not file the original of this Note, but need only file a photocopy of this Note certified by the Bank or such assignee to be a true and correct copy of this Note.

     No delay on the part of the Bank in exercising any right under this Note or other undertaking affecting this Note, shall operate as a waiver of such right or any other right under this Note, nor shall any omission in exercising any right on the part of the Bank under this Note operate as a waiver of any other rights.

     Upon the occurrence of an Event of Default under the Loan Agreement, the outstanding indebtedness evidenced by this Note, together with all accrued interest, shall be due and payable in accordance with the terms of the Loan Agreement, without notice to or demand upon the Borrower except as otherwise set forth in the Loan Agreement, and the Bank may exercise all of its rights and remedies reserved to it under the Loan Agreement or applicable law.

     If any provision of this Note or the application thereof to any party of circumstance is held invalid or unenforceable, the remainder of this Note and the application of such provision to other parties or circumstances will not be affected thereby and the provisions of this Note shall be severable in any such instance.

     BORROWER HEREBY WAIVES ANY RIGHT BORROWER MAY NOW OR HEREAFTER HAVE TO SUBMIT ANY CLAIM, ISSUE OR DEFENSE ARISING HEREUNDER OR UNDER THE OTHER DOCUMENTS RELATING TO THIS NOTE TO A TRIAL BY JURY.

     This Note shall be deemed to have been made under and shall be governed in accordance with the internal laws and not the conflict of law rules of the State of Illinois.

                                         BORROWER:
                                         MINUTEMAN INTERNATIONAL, INC.
                                         AN ILLINOIS CORPORATION,



                                         BY:
                                            -----------------------------------
                                         TITLE:
                                               --------------------------------